Exhibit 99.1

Investor Relations - Chris Koegel, (617) 897-4574

For Immediate Release	Media Relations – Lauren Hoyt-Williams, (980) 321-1232

LPL FINANCIAL ANNOUNCES COMPLETION OF LEVERAGE-NEUTRAL TRANSACTION AMENDING SENIOR SECURED CREDIT FACILITIES AND OFFERING SENIOR UNSECURED NOTES

SAN DIEGO – March 15, 2021 – LPL Financial Holdings Inc. (Nasdaq: LPLA) today announced that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), has completed its previously announced amendment of its revolving credit facility (the “credit agreement amendment”) and offering of senior unsecured notes (the “senior notes”).

LPL Holdings used the net proceeds from the senior notes offering, together with cash available for corporate use, to redeem its existing $900 million of senior unsecured notes due 2025 (the “2025 notes”) and to pay fees and expenses related to the senior notes offering and the credit agreement amendment. The senior notes bear interest at a rate of 4.000% to be paid semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15th, 2021. The senior notes were priced at 100% of the aggregate principal amount, and will mature on March 15th, 2029. As a result of the credit agreement amendment, LPL Holdings increased the size of its revolving credit facility from $750 million to $1.0 billion and extended the maturity date of the revolving credit facility from 2024 to 2026.

LPL Holdings’ outstanding indebtedness following the senior notes offering and credit agreement amendment is summarized in the following table:

	Outstanding Principal Amount (dollars in thousands)	Current Applicable Margin	Yield At Issuance	Maturity
Revolving Credit Facility (a)	$—	LIBOR + 125 bps(d)		3/15/2026
Senior Secured Term Loan B (b)	1,059,300	LIBOR + 175 bps(d)		11/12/2026
2027 Senior Unsecured Notes (c)	400,000	4.625% Fixed	4.625%	11/15/2027
2029 Senior Unsecured Notes (c)	900,000	4.000% Fixed	4.000%	3/15/2029
Total	$2,359,300

(a)

The revolving credit facility consists of aggregate principal committed amount of $1.0 billion, and was undrawn at closing. Loans, if any, will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 125-175 basis points per annum, depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries.

(b)	The senior secured term loan B was issued with 25 basis points of original issue discount and has no leverage or interest coverage maintenance covenants.
(c)	The 2027 and 2029 senior unsecured notes have no leverage or interest coverage maintenance covenants.
(d)

The LIBOR option is one-, two-, three- or six-month LIBOR, as selected by LPL Holdings, or, with the approval of the applicable lenders, twelve-month LIBOR or the LIBOR for another period acceptable to the administrative agent (including a shorter period). LIBOR is subject to an interest rate floor of 0%.

LPL Holdings incurred approximately $38 million of costs as a result of the senior notes offering and the credit agreement amendment, approximately $12 million of which is expected to be capitalized and amortized over the life of the debt. The company expects approximately $25 million of costs to be expensed in Q1 2021. As a result of the senior notes offering and the redemption of the 2025 notes, and taking into account related costs, including costs related to the credit agreement amendment, the Company (as defined below) estimates approximately $13 million of annual interest expense savings at current interest rates.

The credit agreement amendment was managed by an arranger group of fourteen banks led by JPMorgan Chase Bank, N.A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. The senior notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The senior notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

Forward-Looking Statements

Statements in this press release regarding LPL Holdings’ future amortization of debt issuance costs and interest expense savings, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company’s historical performance and its plans, estimates, and expectations as of the date hereof. The words “expects”, “intends”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward- looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual results, or the timing of events, to be materially different from those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: differences between the debt issuance costs we expect to incur and the costs that we actually incur, and potential changes to applicable accounting standards. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect the business of LPL Financial Holdings Inc. (together with its subsidiaries, the “Company”), including the risk factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2020 Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q or other filings with the Securities and Exchange Commission. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date of this press release.

About LPL Financial

LPL Financial (https://www.lpl.com) is a leader in the retail financial advice market, the nation’s largest independent broker/dealer(+) and a leading custodian (or provider of custodial services) to RIAs. We serve independent financial advisors and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow thriving practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions.

+ Based on total revenues, Financial Planning magazine June 1996-2020.

Securities and Advisory Services offered through LPL Financial LLC, a Registered Investment Advisor. Member FINRA/SIPC.